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                                                                   Exhibit 10.68

                   AMENDED AND RESTATED EMPLOYMENT AGREEMENT

     This Amended and Restated Employment Agreement ("Agreement") is executed and delivered as of February 9, 1998, by and between Eastern Environmental Services, Inc., a Delaware corporation ("Company"), and Neal W. Rodrigue, an individual ("Employee").

                                    RECITALS

     The Company conducts a diversified waste management business, including, without limitation, waste hauling operations, landfills and other waste management, recycling and waste testing operations ("Business"). The Employee is an executive with extensive experience in the waste industry. The Company and Employee are parties to an Employment Agreement dated October 14, 1996 ("Original Employment Agreement"). The parties, wishing to amend and restate in its entirety the Original Employment Agreement, have entered into this Agreement. The Company desires to hire Employee as Vice President of Operations and the Employee desires to accept the position offered.

     The position of the Employee with the Company will give the Employee access to and familiarity with confidential information and business methods used in the operation of the Business. During the course of Employee's employment, Employee will become familiar with and aware of information as to the specific manner of doing business and the customers of the Company and the Company's future plans. Employee has and will have knowledge of trade secrets of the Company which are valuable assets of the Company.

     Employee recognizes that the business of the Company is dependent upon a number of trade secrets and confidential business information, including customer lists, customer data and operational information. The protection of these trade secrets is of critical importance to the Company. The Company will sustain great loss and damage if, for whatever reason, during the term of this Agreement or Employee's employment with Company and for a period following the termination of this Agreement or Employee's employment, Employee should violate the provisions of paragraph 3 of this Agreement. Further, Employee acknowledges that any such violation would cause irreparable harm to Company and that Company would be entitled, without limitation, to injunctive relief to remedy such violation.

     NOW, THEREFORE, in consideration of Ten Dollars ($10), and the mutual promises, terms

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and conditions set forth herein and the performance of each, the parties hereby agree as follows:

     1.   Services.
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     (a)  Company hereby employs Employee as Vice President of Operations.
Additional or different duties, titles or positions may be assigned to Employee or may be taken from Employee from time to time by the Chief Executive Officer or Chief Operating Officer of the Company.

     (b) Employee hereby accepts employment upon the terms and conditions contained in this Agreement. Employee shall faithfully adhere to, execute and fulfill all directions and policies established by the Company, to the extent such instructions do not violate applicable laws.

     (c) Employee shall not, during the term of his employment hereunder, without the prior written consent of Company, be engaged in any other business activity pursued for gain, profit or other pecuniary advantage, if such activity interferes with Employee's duties and responsibilities under this Agreement. Employee's employment is for a full-time position.

     2.   Compensation.
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     (a)  For all services to be rendered by Employee to Company, Company shall pay Employee a salary at the rate of Two Hundred Thousand Dollars ($200,000) per year, payable in accordance with Company's normal payroll procedures.

     (b) Under the terms of the Original Employment Agreement, Employee was granted non-qualified stock options on October 14, 1996, exercisable for Fifty Thousand (50,000) shares of the Company's common stock at an exercise price of $6.88 per share, vesting over the four-year term of the Original Employment ("October 1996 Options") Agreement. Additionally, on December 17, 1997, Employee as a bonus for his job performance was granted stock options exercisable for Sixty Thousand (60,000) shares of the Company's common stock at a exercise price of $18.875 which was the closing price of the Company's Common Stock on the Nasdaq Stock Market on the date of the option granting, which options vest over three years ("December 1997 Options"). The Agreement does not change the October 1996 Options or the December 1997 Options.

     (c) To the extent that Company, from time to time in its sole discretion, offers or provides any of the following to its employees, then Employee, on an equal basis with such other employees, shall be entitled to: (i) participation in all, if any, life, health, medical, hospital, accident and disability insurance programs of Company in existence for the benefit of its employees and for which Employee qualifies; (ii) participation in all, if any, pension, retirement, profit-sharing or stock

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purchase plans for which Employee qualifies; (iii) participation in any other incentive compensation plans which Company accords to its employees of a similar position to Employee, as determined by the Board of Directors; and (iv) a bonus after the completion of each year of this Agreement, in the amount determined by the Company's Chief Executive Officer.

     (d) During the term of Employee's employment with Company, Employee shall be entitled to reimbursement for properly documented, reasonable business expenses, including lodging and meals, incurred on behalf of Company, to the extent that Company provides such reimbursement to its employees who are employed in the same capacity as Employee. Company shall reimburse the Employee for the monthly lease cost for leasing an automobile for the use of Employee at a rate of $750 per month. Employee shall be responsible for paying his own insurance and operating costs, unless reimbursable as a business travel expense under the previous sentence.

     (e) Employee is currently a resident of Texas who commutes to the Company's office in Mt. Laurel, New Jersey. Employee agrees that he shall relocate his residence to New Jersey. To aid Employee in relocating his residence, Company agrees to purchase Employee's residence in Texas for Four Hundred Thousand ($400,000) Dollars, and pay all closing costs of the Transaction ("Purchase Price"). Employee shall use his best efforts to purchase a residence in New Jersey and relocate his family to it as soon as possible. The Company shall purchase Employee's residence in Texas for the Purchase Price within two business days of the date that Employee executes an agreement to purchase a residence in New Jersey. The Company shall also pay up to Five Thousand ($5,000) Dollars of the closing costs incurred by Employee in purchasing a residence in New Jersey and the reasonable costs of moving Employee's furnishings and clothing from Texas to the New Jersey residence. If Employee does not purchase a New Jersey residence and relocate his family to New Jersey within ninety (90) days from the date the Company purchases Employee's Texas residence, Employee at the Company's request shall repurchase the Employee's Texas residence from the Company for the amount paid by the Company including the closing costs.

     (f) Employee shall be entitled to three weeks of paid vacation during each year of this Agreement. Employee shall also be reimbursed for the reasonable airfare costs incurred in flying himself and his immediate family to visit other relatives in Texas or Louisiana up to three times in each year of this Agreement.

     3.   Term.  The term of this Agreement shall begin on the date of this
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Agreement and

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continue for a term of three (3) years.

     4.   Noncompetition Covenants.
          ------------------------

     (a) Employee agrees that the noncompetition covenants contained in this Paragraph 4 are a material and substantial part of this Agreement.

     (b) Employee covenants that during Employee's employment with Company and for one year following the termination of Employee's employment (regardless of the reason for the termination) the Employee shall not, directly or indirectly, without the prior express written consent of Company, do any of the things set forth in item (i) below. Employee covenants that during Employee's employment with Company and for two years following the termination of Employee's employment (regardless of the reason for the termination) the Employee shall not, directly or indirectly, without the prior express written consent of Company, do any of the things set forth in items (ii) through (vi) below.

          (i) engage, as an officer, director, shareholder, owner, partner, joint venturer, agent, or in a managerial capacity, whether as an employee, independent contractor, consultant or advisor, or as a sales representative, in the waste disposal industry, including, without limitation, waste hauling, waste disposal, land filling, handling demolition waste, handling special waste, collecting or disposing of municipal special waste, and recycling waste, in each case within seventy-five (75) miles of any Company business operation (the "Territory");

          (ii) call upon any person who is, at that time, within the Territory, an employee of Company or its affiliates in a managerial capacity, for the purpose or with the intent of enticing such employee away from or out of the employ of Company or its affiliates;

          (iii) call upon any person or entity, which is, at that time, or which has been, within one year prior to that time, a customer of the Company or its affiliates within the Territory, for the purpose of soliciting or selling any of the services which are the services offered by the Company within the Territory;

          (iv) call upon any prospective acquisition candidate located within the Territory, on his own behalf or on behalf of any competitor of Company or its affiliates, which candidate was known to Employee as an acquisition candidate of the Company or Company's affiliates;

          (v) disclose the identity of the customers of Company or its affiliates, whether in

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     existence or proposed, to any person, firm, partnership, corporation or other entity whatsoever, for any reason or purpose whatsoever, except if compelled to do so by a governmental agency, Court Order or subpoena; or

          (vi) promote, or assist, financially or otherwise, any person, firm, partnership, corporation or other entity whatsoever to do any of the above.

Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit Employee from acquiring as an investment not more than two percent of the capital stock of a competing business, the stock of which is traded on a national securities exchange or over-the-counter.

     For the purposes of this Agreement, the term "affiliates" shall mean one or more of: (a) each subsidiary of the Company, and (b) each other entity under the direct or indirect control of the Company.

     (c) The Company will sustain significant losses and damages as a result of the breach by Employee of the covenants in this Paragraph 4. There is no adequate monetary remedy for the immediate and irreparable damage that would be caused to Company by Employee's breach of its non-competition covenants. Employee agrees that, in the event of a breach by him of the foregoing covenants, such covenants may be enforced by Company by, without limitation, injunctions and restraining orders.

     (d) It is agreed by the parties that the covenants in this Paragraph 4 impose a reasonable restraint on Employee in light of the activities and business of Company on the date of the execution of this Agreement and the future plans of Company.

     (e) The covenants in this Paragraph 4 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. If any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed.

     (f) The covenants in this Paragraph 4 shall be construed as independent of any other provision of this Agreement and the existence of any claim or cause of action of Employee against Company whether predicated on this Agreement, or otherwise, shall not constitute a defense to the enforcement by Company of such covenants. It is specifically agreed that the duration of the noncompetition covenants stated above shall be computed by excluding from such computation all

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time during which Employee is in violation of any provision of this Paragraph 4 and all time during which there is pending in any court of competent jurisdiction any action (including any appeal from any judgment) brought by any person, whether or not a party to this Agreement, in which action Company seeks to enforce the agreements and covenants of Employee or in which any person contests the validity of such agreements and covenants or their enforceability or seeks to avoid their performance or enforcement. Provided that, no such exclusion shall include the period of time within which Employee has ceased violating this paragraph, whether or not as a result of being in compliance with Court injunction or doing so voluntarily, and whether or not any action is pending against Employee.

     5.  Return of Company Property.  All correspondence, reports, charts,
         --------------------------
products, records, designs, patents, plans, manuals, "field guides," memoranda, advertising materials, lists and other data or property collected by or delivered to Employee by or on behalf of the Company or its representatives, customers and government entities (including, without limitation, customers obtained for Company by Employee), and all other materials compiled by Employee which pertain to the business of Company shall be and shall remain the property of Company, shall be subject at all times to the Company's discretion and control and shall be delivered promptly to Company upon request at any time and without request upon completion or other termination of Employee's employment hereunder.

     6.  Inventions.  Employee shall disclose promptly to Company any and all
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conceptions and ideas for inventions, improvements, and valuable discoveries, whether patentable or not, which are conceived or made by Employee solely or jointly with another during the period of employment or within one year thereafter and which are related to the business or activities of the Company. Employee hereby assigns and agrees to assign all his interests therein to Company or its nominee. Whenever requested to do so by Company, Employee shall execute any and all applications, assignments or other instruments that Company shall deem necessary to apply for and obtain Letters Patent of the United States or any foreign country or to otherwise protect Company's interest therein. These obligations shall continue beyond the termination of employment with respect to inventions, improvements and valuable discoveries, whether patentable or not, conceived, made or acquired by Employee during the period of employment or within one year thereafter, and shall be binding upon Employee's heirs, assigns, executors, administrators and other legal representatives.

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     7.   Termination; Rights of Termination. Employee's employment under
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this Agreement may be terminated during the term hereof in any one or more of the following ways:

     (a)  Automatically upon the death or resignation of Employee.

     (b)  By Company upon written notice to Employee in the event of:

            (i)   Employee's breach of this Agreement;

            (ii) Employee's unsatisfactory performance of his duties or other obligations hereunder, as determined in good faith by the Company;

            (iii) The Company's merger, consolidation, or other business combination with another entity where the Company is not the surviving entity or the Company's sale of substantially all its assets;

            (iv) Employee's inability to perform his duties under this Agreement because of illness or physical or mental disability or other incapacity which continues for a period of 90 days;

            (v) any type of harassment, violence or threat thereof, or other behavior toward other employees of the Company or toward third parties of a kind that may tend to result in liability being incurred by the Company toward such employee or third party;

            (vi) Employee's fraud with respect to the business or affairs of Company or if Employee is convicted of a crime.

If the Agreement is terminated by the Company, the Employee shall be provided with a written notice of termination which shall state the reason for Employee's termination.

     (c) Upon termination of Employee's employment under Paragraph 7(b)(ii), Employee shall be entitled to receive, and shall immediately be paid in full, one month's salary that would have been paid under Paragraph 2(a) above, if the Agreement had not been terminated. Upon termination of Employee's employment under Paragraph 7(b)(iii), Employee shall be entitled to receive, and shall immediately be paid in full, an amount equal to Three Hundred Thousand Dollars ($300,000), plus Company shall continue all of Employee's medical insurance benefits for two years after the date of termination. If the Company sells substantially all of its assets or if the Company merges, consolidates or consummates any other business combination in which the Company is not the surviving entity, and Employee is thereafter either asked to relocate or Employee's job position or title is changed from the Vice President of Operations reporting directly to the Chief Operations

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Officer, with actual authority commensurate with being the operations executive immediately junior to the Chief Operations Officer, this Agreement shall be deemed to have been terminated by the Company pursuant to Paragraph 7(b)(iii) and Employee shall be entitled to the $300,000 payment as set forth in the previous sentence.

     (d) In the event of termination of Employee's employment under this Agreement for any reason provided in paragraph 7(a) or 7(b), all rights and obligations of Company and Employee under this Agreement shall cease immediately, except that Employee's obligations under this subparagraph and paragraphs 4, 5, 6, and 9 herein and Company's obligations under paragraph 7(c) shall survive such termination. After such termination Employee shall have no right to receive any compensation hereunder, except as set forth in paragraph 7(c).

     8.   Authority.  Employee has the power and authority to contract for, bind
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or commit Company consistent with the instructions given the Employee by the
Company's Chief Operating Officer. Without limiting the generality of the foregoing statement, but as illustrative of its intent, Employee shall not have or exercise or purport to have any powers or rights to make, explain, amplify or modify any warranties as may be contained in any standard Company form of agreement.

     9.   Representations of Employee.  Employee represents and warrants to
          ---------------------------
Company that he is not subject to any restriction or noncompetition covenant in favor of a former employer or any other person or entity, and that the execution of this Agreement by Employee and his provision of services to Company and the performance of his obligations hereunder will not violate or be a breach of any agreement with a former employer or any other person or entity. Further, Employee agrees to indemnify Company for any claim, including, but not limited to, attorneys' fees and expenses of investigation, by any such third party that such third party may now have or may hereafter come to have against Company based upon or arising out of any noncompetition agreement or invention and secrecy agreement between Employee and such third party.

     10.  Complete Agreement.  This Agreement is the final, complete and
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exclusive statement and expression of the agreement between Company and employee, it being understood that there are no oral representations, understandings or agreements covering the same subject matter as this Agreement. This Agreement supersedes the Original Employment Agreement and cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous discussions, correspondence, or oral or written agreements of any kind. This Agreement may be modified,

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altered or otherwise amended only by a written instrument executed by both
Company and Employee.

     11.  No Waiver; Remedies Cumulative.  No waiver by the parties hereto of
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any default or breach of any term, condition or covenant of this Agreement shall be deemed to e a waiver of any subsequent default or breach of the same or any other term, condition or covenant contained herein. No right, remedy or election given by any term of this Agreement shall be deemed exclusive but each shall be cumulative with all other rights, remedies and elections available at law or in equity.

     12.  Assignment; Binding Effect.  Employee understands that he has been
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selected by Company on the basis of his personal qualifications, experience and skills. This Agreement is not assignable. This Agreement shall be binding upon and inure to the benefit of the parties hereto and Company's successors.

     13.  Notice.  All notices or other communications required or permitted
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hereunder shall be in writing and may be given by depositing the same in the
United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, by overnight courier or by delivering the same in person to such party.

     To Company:    President
                    1000 Crawford Place
                    Mt. Laurel, N.J. 08054

          with a copy to:

                    Robert M. Kramer & Assoc., P.C.
                    1150 First Avenue, Suite 900
                    King of Prussia, PA 19406

     To Employee:   Neal W. Rodrigue
                    3307 Clear Water Park Drive
                    Katy, Texas 77450

Notice shall be deemed given and effective the day personally delivered, the day after being sent by overnight courier and three days after the deposit in the U.
S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or when actually received, if earlier. Either party may change the address for notice by notifying the other party of such change in

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accordance with this paragraph 13.

     14.  Severability; Headings.  If any portion of this Agreement is held
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invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The paragraph headings herein are for reference purposes only and are not intended in nay way to describe, interpret, define or limit the extent or intent of this Agreement or of any part hereof.

     15.  Governing Law.  This Agreement shall in all respects be construed in
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accordance with the laws of the State of New Jersey.

                         EASTERN ENVIRONMENTAL SERVICES, INC.


                         By:      /s/ Louis D. Paolino, Jr.
                              --------------------------------------------
                              Louis D. Paolino, Jr., President


                                  /s/ Neal W. Rodrigue
                         -------------------------------------------------
                         Neal W. Rodrigue

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